EXHIBIT 99.1


                     BION ENVIRONMENTAL TECHNOLOGIES, INC.


                    Bion Announces Private Placement Closed


July 30, 2009. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that it has ceased accepting additional subscriptions for an offering of its Series B Convertible Preferred Shares. The private placement, offered under Regulation D of the Securities Act of 1933 (as amended), was underwritten by Capital Financial Services, Inc., of Minot, North Dakota, and will result in gross proceeds of $2,817,000 (net proceeds of approximately $2,450,000 after commissions and offering expenses) to Bion when the process of collecting funds has been completed next week.

Proceeds of the offering will be used for general working capital and for investment in Phase 1 of Bion's Kreider Farms project. Kreider Phase 1 will treat the dairy waste stream to generate nutrient trading credits that can be sold to offset higher cost reductions required of municipal waste water treatment plants in the Susquehanna River watershed under the Chesapeake Bay Tributary Strategy. The project will also produce significant greenhouse gas reductions. Phase 2 of the project, which will process Kreider's poultry wastes to generate renewable energy, is expected to provide substantially greater nutrient and carbon credits and sufficient renewable energy for both on-farm use and/or sale.

Bion has received subscriptions for 28,170 Shares of Series B Preferred Stock at $100 per Share ('Shares'). The Shares are scheduled to pay dividends at the rate of 2.5% per quarter (10.0% per annum). The Shares are convertible into shares of the Company's common stock at a conversion rate of $2.00 per share of common stock at the election of the holders for a period of three years after their initial issuance. Under certain conditions, the Shares may be mandatorily converted to the Company's common stock. For a complete description of the Series B Convertible Preferred Shares, see Exhibit 3.3 of the Company's 10QSB for the quarterly period ended March 31, 2009.

Craig Scott, Bion's VP - Capital Markets, stated, "It has been a pleasure to work with both the staff and the Registered Representatives of Capital Financial Services. We appreciate their confidence in Bion and we are extremely pleased with their performance in an uncertain and difficult market. The successful financing of our short-term capital needs, coupled with the previously announced PENNVEST funding of our Kreider Farms project, puts Bion in a much stronger position as we move forward at Kreider and with the development of our anticipated Integrated Projects."

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About Bion: Bion's technology provides the only comprehensive solution to the environmental impacts of livestock waste, including excess nitrogen and phosphorus, pathogens, and ammonia, greenhouse gases, odors and other emissions. Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology is now being deployed at Kreider Farms to generate nutrient credits as part of Pennsylvania's efforts to reduce excess nutrients in accordance with their obligations under the Chesapeake Bay Tributary Strategy. In addition to providing environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:
Mark A. Smith                             Craig Scott
President                                 Vice President-Capital Markets/IR
719-256-5329                              303-843-6191 direct
mas@biontech.com                          cscott@biontech.com